For further information contact:

R.A. Derr II
Vice President & Treasurer
Director of Investor Relations
(609) 896-7632

FOR IMMEDIATE RELEASE


IMO  WITHDRAWS  ITALIAN  UNIT  FROM  DIVESTITURE,  SAYING  IT
INTENDS  TO SUE GERMAN FIRM  FOR  BLOCKING  SALE;  RE-STATES
THIRD  QUARTER RESULTS

LAWRENCEVILLE, NJ (November 11, 1996) -- Imo Industries Inc. (NYSE: IMD) announced today that it is withdrawing its Roltra-Morse subsidiary from potential sale due to interference in the sale process by Kiekert AG, an unsuccessful bidder that has threatened to revoke certain license agreements now held by Roltra if the business is sold to any of its competitors. Imo said it intends to commence litigation against Kiekert and to vigorously pursue this matter.

The Company said it had received attractive purchase offers for Roltra-Morse, a manufacturer of components for the automobile industry with plants in Italy and Poland and joint ventures in Turkey and Brazil. However, Imo said it is unable to complete the sale due to Kiekert's interference.

"Kiekert's  tactics have jeopardized our ability to  receive
fair   value  for  Roltra,  and  we  intend  to  seek   full
restitution," said Imo Chairman and Chief Executive  Officer
Donald K. Farrar.

Imo   is   evaluating  other  alternatives   to   meet   its
deleveraging objectives, including the possible sale of other assets.

As a result of Imo's withdrawal of the Roltra business from the sale process, the Company has reclassified Roltra as a continuing operation, from its previous status as a discontinued operation, and is restating its third quarter earnings to reflect this change. Accounting for the unit as a continuing operation results in the reversal of a favorable $10 million tax benefit based on the anticipated gain on the sale and recognition of $4.8 million in previously deferred 1996 losses related to Roltra. Additionally, the Company recognized $7.4 million related to changes in estimates on legal and other reserve requirements of other previously discontinued operations. The result of these largely non-cash charges is a loss of 73 cents a share from continuing operations for the third quarter, compared to income of 14 cents a share in the comparable period of 1995. For the nine months ended September 30, the Company is now reporting a loss of 57 cents a share from continuing operations, compared with earnings of 55 cents a share last year. Earnings for the first and second quarters of 1996 have been restated to reflect Roltra-Morse as a continuing operation.

Net income for the third quarter was a loss of $1.16 a share, compared with a net loss of 28 cents a share in 1995's comparable period.

During the fourth quarter we will be completing our evaluation of the Roltra operations to determine what structural or other changes may be necessary to position this business for profitable future growth. The fourth quarter results will be adversely affected by Roltra-Morse and the actions necessary to restructure this business. Consequently, the company expects an overall loss in the fourth quarter.

The restated results place the Company in technical default of certain financial covenants of its revolving credit agreements. However, the Company is currently negotiating with the banks that are party to the credit agreement to secure a waiver of the covenant defaults, which it expects will be granted.

Pumps

Sales of pump products were up 16% for the third quarter, including the effect of acquiring a French pump company at the end of the first quarter. Operating income was down 27% due to lower margins, higher selling expenses, and increased warranty costs. Year-to-date earnings are up 12% and sales up 15% over the comparable period of 1995. Total bookings year-to-date at September 30 were 11% ahead of the comparable period of last year. Export markets are showing vigorous growth for pumps used in power generation and crude oil transfer and
processing.   The US market for hydraulic pumps  used  in  low
rise elevators is currently enjoying a double-digit rate of growth. Imo dominates this market segment, with more than 200,000 pumps currently in service. The sale of lube oil pumps used in industrial machinery is also up sharply.

Power Transmission

Boston Gear sales and earnings improved in the third quarter, but slippage at Fincor Electronics reduced the combined results for the segment. Third quarter sales of $22.1 million were about even with last year, but operating income was down 17%. Year-to-date sales for the Power Transmission segment as a whole totaled $67 million, down 8% from last year. Operating income for the segment was off 26% year-to-date. Fincor sales have been impacted by an industry trend away from DC adjustable speed drives, where it is a market leader, toward AC drives, where it currently has an incomplete offering. This will improve as new products come on line. In August, for example, Fincor introduced a new AC drive in the popular one-to-five horsepower range that generated more than $500,000 in new orders in 30 days, making September its best booking month this year.

Instrumentation

A 18% increase in sales at the US operation more than offset an essentially flat performance in Europe, giving the Instrumentation segment a combined 12% sales increase and a 14% income increase for the third quarter, compared with the same period of 1995. Year-to-date sales for the segment totaled $59 million, a 3% increase over last year's comparable period. Operating income is 7% ahead of last year. Several new marketing initiatives were launched in the third quarter that are expected to further extend Imo's leadership position in industrial level and flow sensors in 1997.

Morse Controls

Sales in Europe were up 11% in the third quarter of 1996 compared with the third quarter of 1995, reflecting the additional sales volume of RMH Controls which was acquired at the end of 1995. Operating income increased in line with the sales increase. Worldwide, third quarter sales were up 6% and
income up  21%.   Year-to-date sales totaled $87 million, up 4%
over the first nine months of 1995, and segment operating income totaled $7.4 million, up 3%. Although unusually cold spring weather in the US dampened consumer interest in boating, an aggressive promotional effort by Morse's marine products group turned a lackluster pleasure boating season into a modest improvement in sales and earnings for this product segment.

Roltra-Morse

Roltra-Morse sales of $17.3 million in the third quarter were 16% below last year's third quarter. Year-to-date sales of $61.6 million are 21% behind 1995. Volumes have been affected by weak auto sales in Italy, where continuing political and economic uncertainty and the government's current austerity budget have depressed consumer spending. The strengthening of the lira has had a detrimental impact on exports. Roltra incurred a small loss of $149,000 in segment operating income for the third quarter, compared to income of $1.6 million for the same quarter of last year. Year-to-date operating income of $1.3 million is well behind last year's total of $6 million. A modest improvement in sales volume is expected in Italy in 1997, with Roltra well positioned to secure additional business when new auto models move into production. Roltra is also benefiting from its geographical diversification. Orders from the new Brazilian joint venture are now at $1 million per month, and sales are gaining considerable strength at the Roltra-Morse subsidiary in Poland.

Imo Industries Inc., with 1995 sales of $472 million from continuing operations, is a diversified manufacturer of pumps, fluid sensors, power transmission products, remote control systems, and automotive components, with operations worldwide. It is listed on the NYSE as IMD (Imoind).

                             ###



IMO INDUSTRIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)

                                      Three Months          Nine Months
                                         Ended                 Ended
                                      September 30,         September 30,
                                       (Unaudited)           (Unaudited)

                                   1996          1995      1996         1995
Net Sales                   (a) $  113,095   $ 109,428   $ 354,498    $ 361,031

Gross Profit                        30,893      31,009     101,033      102,979

Segment Operating Income    (a)      8,847      11,289      31,664       37,050

Income (Loss) From
 Continuing Operations
 Before Income Taxes,
 Minority Interest and
 Extraordinary Item         (a)     (1,491)      2,953       3,248       11,954

Income Taxes                (a)     10,900         695      12,894        2,630
Minority Interest           (a)         26         (69)        (25)          37

Income (Loss) From
 Continuing Operations
 Before Minority Interest
 and  Extraordinary Item           (12,417)      2,327      (9,621)       9,287

Discontinued Operations,
 Net of Taxes:              (a)(b)
  Income from Operations               ---         ---         ---          ---
  Estimated Gain (Loss) on
  Disposal                          (7,349)     (6,750)     (7,349)      32,863
                                    (7,349)     (6,750)     (7,349)      32,863

Extraordinary Item          (c)        ---        (304)     (8,455)      (4,444)

Net Income (Loss)               $  (19,766)   $ (4,727)  $ (25,425)    $ 37,706

Earnings Per Share:
  Continuing Operations
  Before Extraordinary Item     $    (0.73)   $   0.14   $   (0.57)    $   0.55
  Discontinued Operations       $    (0.43)   $  (0.40)  $   (0.43)    $   1.92
  Extraordinary Item            $      ---    $  (0.02)  $   (0.49)    $  (0.26)
  Net Income (Loss)             $    (1.16)   $  (0.28)  $   (1.49)    $   2.21

Average Shares Outstanding          17,105      17,068      17,093       17,038


Bookings:                   (a)
 Power Transmission             $   22,772    $ 22,360   $  68,538     $ 72,933
 Pumps                              24,181      28,154      83,139       74,917
 Instrumentation                    18,282      18,948      60,747       60,829
 Morse Controls                     26,871      24,590      84,868       80,880
 Roltra-Morse                       25,229      26,764      59,015       74,476
                                $  117,335   $ 120,816   $ 356,307    $ 364,035
Backlog                                                  $ 112,207    $ 111,139


See attached notes.



IMO INDUSTRIES INC. AND SUBSIDIARIES

Segment Information and Financial Highlights
Excludes Discontinued Operations
(Dollars in thousands)
                                         Three Months           Nine Months
                                      Ended September 30,    Ended September 30,
                                          (Unaudited)            (Unaudited)

                                        1996        1995       1996       1995
Net Sales:                  (a)
    Power Tranmission              $  22,141    $ 22,343   $ 67,060   $ 72,636
    Pumps                             26,251      22,650     80,027     69,536
    Instrumentation                   20,333      18,122     59,043     57,509
    Morse Controls                    27,106      25,612     86,772     83,506
    Roltra-Morse                      17,264      20,701     61,596     77,844
       Total Net Sales               113,095     109,428    354,498    361,031


Segment Operating Income :  (a)
    Power Transmission                 2,298       2,768      6,758      9,157
    Pumps                              2,266       3,119      9,247      8,247
    Instrumentation                    2,337       2,050      7,011      6,526
    Morse Controls                     2,095       1,732      7,371      7,155
    Roltra-Morse                        (149)      1,620      1,277      5,965
      Total Segment Operating Income   8,847      11,289     31,664     37,050

Equity in Income of
 Unconsolidated Companies               (107)         25        (57)       277

Corporate Expense                     (2,347)       (921)    (4,865)    (3,777)

Net Interest Expense        (b)       (7,884)     (7,440)   (23,494)   (21,596)

Income (Loss) From
 Continuing Operations
 Before Income Taxes,
 Minority Interest and
 Extraordinary Item        (a)(b)  $  (1,491)   $  2,953    $ 3,248   $ 11,954


Memo:
Income Before Interest,
 Taxes, Depreciation
 and Amortization
 (EBITDA):
  Income (Loss) From
  Continuing Operations
  Before Income Taxes,
  Minority Interest and
  Extraordinary Item               $  (1,491)   $  2,953    $ 3,248   $ 11,954
  Add Back: Interest Expense  (b)      8,179       7,842     24,493     23,290
            Depreciation and
            Amortization               4,374       4,427     13,745     13,576
                     EBITDA        $  11,062    $ 15,222   $ 41,486   $ 48,820


See attached notes.


            IMO INDUSTRIES INC. AND SUBSIDIARIES


(a) As shown on the Segment Information and Financial Highlights, the Company's Continuing Operations are
     comprised of the Power Transmission, Pumps, Instrumentation, Morse Controls, and Roltra-Morse business segments.

     On  November 8, 1996, the Company announced that  it  is
     withdrawing   its   Roltra-Morse  business   from   its
     divestiture program because threats made by one of the bidders has made it impossible for the Company to
     receive  fair  value  for the  business.   Due  to  the
     withdrawal  of Roltra-Morse from potential  sale,   the
     Company has restated its nine month and, first and second quarter earnings of 1996 to reflect Roltra-Morse as a continuing operation. Prior year amounts have been reclassified to reflect Roltra-Morse as a continuing
     operation.    Accounting  for   the   business   as   a
     continuing  operation  has  required  the  Company   to
     reverse a favorable $10 million tax benefit which was based on an anticipated gain on the sale, and to recognize  $4.8  million  of previously  deferred  1996
     losses  related  to  Roltra-Morse.   Additionally,  the
     Company recognized $7.4 million related to changes in estimates on legal and other unanticipated reserve
     requirements    of   other   previously    discontinued
     operations.   The Company had been accounting  for  its
     Roltra-Morse business as a discontinued operation since its plan to sell the operation was announced on February 7, 1996.

     The Company sold substantially all of its Electro-Optical Systems business segment and its Turbomachinery business segment in 1995. These business segments have been accounted for as discontinued operations and,
     accordingly,   their  operations  are  shown   in   the
     Condensed   Consolidated  Statements   of   Income   as
     Discontinued Operations.

(b)  Interest   amounts  included  in   income   from
     continuing operations exclude interest allocated to the Discontinued Operations of $.5 million for the three months ended September 30, 1996 and 1995, respectively, and $1.3 million and $4.5 million for the nine months ended September 30, 1996 and 1995, respectively. The amounts allocated are included in income from operations of discontinued operations, net of taxes.

     Amounts indicated as net are net of interest income of $.3 million and $.4 million for the three months ended September 30, 1996 and 1995, respectively, and $1.0 million and $1.7 million for the nine months ended September 30, 1996 and 1995, respectively.

(c)  The three months ended September 30, 1995 include
     an extraordinary charge of $.3 million ($.02 per share), representing the non-cash write-off of previously deferred loan costs in connection with the early extinguishment of debt. The nine months ended September 30, 1996 include an extraordinary charge of $8.5 million ($.49 per share) representing the costs incurred in connection with the early extinguishment of debt as well as the write-off of previously deferred loan costs. The nine months ended September 30, 1995 include an extraordinary charge of $4.4 million ($.26 per share), representing the non-cash write-off of previously deferred loan costs in connection with the early extinguishment of debt.